Exhibit 4.46

Agreement

on

Transfer of Equity in

Ganzhou Jimu Small Loan Co., Ltd.

between

Beijing Lerong Duoyuan Information Technology Co., Ltd.

and

Shanghai Anquying Technology Co., Ltd.

March 18, 2019

Equity Transfer Agreement

This Equity Transfer Agreement (“this Agreement”) is executed in Beijing on March 18, 2019 by and between:

Transferor:

Beijing Lerong Duoyuan Information Technology Co., Ltd., a limited liability company incorporated under the laws of the PRC (“Beijing Lerong” or “Transferor”); and

Transferee:

Shanghai Anquying Technology Co., Ltd., a limited liability company incorporated under the laws of the PRC (“Shanghai Anquying” or “Transferee”);

The Transferor and the Transferee are collectively referred to as “both Parties”.

WHEREAS:

1. Ganzhou Jimu Small Loan Co., Ltd. (the “Company”) is a limited liability company incorporated in Ganzhou under the laws of the PRC, with a registered capital of RMB 200 million, 100% of which is held by Beijing Lerong; and

2. In accordance with the terms and conditions of this Agreement, Beijing Lerong agrees to transfer its 100% equity in the Company (“Underlying Equity”) to Shanghai Anquying, and Shanghai Anquying agrees to purchase the Underlying Equity from Beijing Lerong.

On the principle of equality and mutual benefit and through friendly negotiation, the Parties hereto agree as follows:

Article 1 Equity Transfer

1. Beijing Lerong intends to transfer its 100% equity in the Company to Shanghai Anquying, and the equity transfer price is RMB 230 million (say CNY TWO HUNDRED AND THIRTY MILLION ONLY)(“Total Equity Transfer Price”).

2. After the equity transfer is completed, the Company’s shareholding structure is as follows

Shareholder name	Contribution amount (in RMB’0,000)	Contribution percentage (%)
Shanghai Anquying Technology Co., Ltd.	20000	100
Total	20000	100

Article 2 Payment and Relevant Arrangement

1. The Parties shall otherwise negotiate the specific payment time and amount.

2. Transferor and Transferee unanimously agree that Transferee completes fulfilling all of its Equity Transfer Price payment obligations under this Agreement so long as it completes paying the Equity Transfer Price according to the payment arrangement otherwise agreed by both Parties.

Article 3 Industrial and Commercial Change and Filing

1. Transferor and Transferee shall complete the industrial and commercial change registration formalities for this equity transfer within 20 business days after the execution of this Agreement, and both Parties shall endeavor to cooperate with each other and provide relevant information.

2. From the date of completing the industrial and commercial change registration for the equity transfer, Shanghai Anquying shall take the rights and obligations related to all assets and liabilities of the Company.

Article 4 Representations and Warranties of Transferor

With respect to the following matters, Transferor makes the following representations and warranties to Shanghai Anquying, and warrants that the following representations and warranties are true, accurate and complete prior to the date hereof:

1. The Company is a limited company legally incorporated and validly existing under the laws of its place of registration. Transferor is a legal holder of the Underlying Equity.

2. Transferor acts at arm’s length and has full rights and authority to sign and perform this Agreement and complete the transactions under this Agreement. Transferor shall have been legally and effectively authorized for acts taken on this Agreement and all transactions under this Agreement. This Agreement constitutes legal, effective and binding obligations on the Transferor.

3. Signature and performance of this Agreement are in no way contradictory to the existing articles of association of the Company, or the laws and regulations applicable to Transferor, or any administrative order of the government department, or other contracts or legal documents entered to which Transferor is a party.

4. Before completion of the industrial and commercial change registration for equity transfer, Beijing Lerong as a shareholder holding 100% of the Company’s equity shall assume all shareholder responsibilities for the Company’s operation risks, liabilities in accordance with the provisions of the Company Law; Unless otherwise specified herein, after completion of the industrial and commercial change registration for equity transfer, Shanghai Anquying shall assume shareholder responsibilities and enjoy shareholder rights in proportion to its shareholding percentage in accordance with the Company Law.

5. Shanghai Anquying shall be exempted from undertaking any obligations, liabilities or losses arising from the Company’s illegalities or default (including but not limited to violation of regulatory rules or industrial and commercial tax or labor rules) and the Company’s debts and liabilities that occur before the date of industrial and commercial change registration for this equity transfer (the illegalities and default, and the debts and liabilities are collectively referred to as “Liability Before the Date of Industrial and Commercial Change Registration”). Beijing Lerong undertakes that Beijing Lerong shall indemnify and hold harmless the Company against any obligations, liabilities or losses arising from such Liability.

Article 5 Representations and Warranties of Shanghai Anquying

With respect to the following matters, Shanghai Anquying makes the following representations and warranties to Beijing Lerong, and warrants that the following representations and warranties are true, accurate and complete prior to the date hereof and during the period from the date hereof to the payment date:

1. Shanghai Anquying is a limited company legally incorporated and validly existing under the laws of its place of registration.

2. Shanghai Anquying acts at arm’s length and has full rights and authority to sign and perform this Agreement and complete the transactions under this Agreement. Shanghai Anquying has been legally and effectively authorized for the signing of this Agreement. This Agreement constitutes legal, effective and binding obligations on Shanghai Anquying.

3. Shanghai Anquying shall provide necessary documents and take necessary measures to assist the Company in obtaining all government approvals, consents, permits, registrations and filings as required in this Agreement or required for the purpose of fully performing this Agreement.

Article 6 Taxes

The Parties hereto shall, according to law, bear their own taxes (such as income tax and stamp tax) related to this equity transfer.

Article 7 Dissolution and Termination

1. This Agreement may be dissolved if any of the following events occurs:

(1) The Parties hereto agree in writing to dissolve this Agreement.

(2) A statutory force majeure event has occurred, which prevents the Parties from fulfilling this Agreement or achieving the purposes of this Agreement.

(3) If Transferor seriously violates any of its representations or warranties made in Article 4 hereof or any of such representations or warranties is false, Shanghai Anquying may terminate this Agreement unilaterally by sending a written notice.

(4) If Shanghai Anquying seriously violates any of its representations or warranties made in Article 5 hereof or any of such representations or warranties is false, Beijing Lerong may terminate this Agreement by sending a written notice.

2. Effectiveness of dissolution and termination:

(1) Upon dissolution or termination of this Agreement in accordance with any of the above clauses, the rights and obligations under this Agreement shall be terminated.

(2) After the dissolution or termination of this Agreement, the Parties hereto shall, on a fair, reasonable and bona fide basis, return the considerations received from the counterparty under this Agreement, transfer back the equity received under this Agreement, and restore the status that exists before the signing of this Agreement.

(3) If, due to Transferor’s reasons, the Company fails to complete the industrial and commercial change registration for this equity transfer within 20 business days, or any purpose of this Agreement is otherwise unachievable, or Beijing Lerong violates Article 2 of this Agreement, then Shanghai Anquying may terminate this Agreement unilaterally. In addition, Beijing Lerong shall bear the direct economic losses (if any) thereby caused to Shanghai Anquying.

(4) If, due to Transferee’s reasons, the Company fails to complete the industrial and commercial change registration for this equity transfer within 20 business days, or any purpose of this Agreement is otherwise unachievable, or Shanghai Anquying violates Article 2 of this Agreement, then Beijing Lerong may terminate this Agreement unilaterally. In addition, Shanghai Anquying shall bear the direct economic losses (if any) thereby caused to Beijing Lerong.

(5) Upon dissolution or termination of this Agreement, all rights and obligations of the Parties under this Agreement shall terminate unless otherwise specified herein; and no Party shall have the right to lodge any claim against the other Party under this Agreement or with respect to the dissolution of this Agreement, except for the liability that shall be borne under sections (3) and (4) of paragraph 2 in Article 7 hereof.

Article 8 Confidentiality

1. Except as otherwise specified in this Agreement, the Parties hereto shall make their best efforts to keep strict confidentiality of any technical or commercial information in any form obtained from the other Party in the course of performing this Agreement (“Confidential Information”), including any content of this Agreement and any other potential cooperation matters and transactions between the Parties. Any Party shall limit its employees, agents, subcontractors, suppliers, and the like in obtaining such information, and allow them to obtain such information only as necessary for duly performing the obligations under this Agreement.

2. The Party that obtains the Confidential Information shall not conduct any transactions of assets, shares, or securities in relation to the other Party or any affiliate of the other Party by exploiting the information that it knows about the other Party or exploiting the information not disclosed publicly by the other Party.

3. The foregoing limitation does not apply:

(1) to the information that is already available to the public when being disclosed;

(2) to the information that is already available to the public after disclosure through no fault of the recipient of the information;

(3) to the information which, as provable by the recipient, is already held by the recipient before disclosure without being obtained directly or indirectly from the other Party; or

(4) when any Party is obligated to disclose such Confidential Information to the relevant government department, stock exchange, or the like as required by governmental laws or regulations or stock exchange rules, or when any Party discloses such Confidential Information to its direct legal counsel and financial adviser as required by its normal business operations.

4. Any party to this Agreement shall procure its directors, executives, and other employees as well as the directors, executives, other employees of its affiliates to observe confidentiality obligations.

Article 9 Liability for Default and Indemnity

Any Party in violation of this Agreement shall compensate the other Party for all actual direct losses caused by such violation. The breaching Party shall indemnify and hold harmless the non-breaching Party and its successors, affiliates and representatives (collectively, “Indemnified Party”) against (a) violation of any representations or warranties made by the breaching Party in this Agreement or false statement of such representations or warranties; and (b) the breaching Party’s violation of or failure to fully perform its commitments, agreements, warranties or obligations under this Agreement, except as exempted by the other Party in writing. The breaching Party shall be liable for the losses directly suffered by the Indemnified Party therefrom (including investigation expenses, defense expenses and reasonable attorneys’ fees).

Article 10 Governing Law and Dispute Settlement

1. Governing Law: This Agreement shall be governed by the laws of the People’s Republic of China.

2. Dispute settlement: Any dispute arising out or in connection with this Agreement shall be settled through friendly negotiation between the Parties. If the negotiation fails, any Party shall have the right to refer the dispute to the Chaoyang District People’s Court in Beijing for being settled through a lawsuit.

Article 11 Mail Address and Service of Notices

Beijing Lerong:

Communication address: A501-505, 5th Floor, Block AB, Yuanyang Guanghua International, No. 10 Jintong West Road, Chaoyang District, Beijing

Contact: HUANG Yingkai

Shanghai Anquying

Communication address: PINTEC, 2nd Floor, East Gate, Yingke Center, A2 Workers’ Stadium North Road, Chaoyang District, Beijing

Contact: WANG Peicheng

The address of a Party specified above is intended for receiving the documents under this Agreement from the other Party. If the address of a Party changes, the Party shall notify the other Party immediately of a new address for receiving mails. If a Party mails to the other Party a document that is addressed to the above address but fails to be received due to change of the address of the other Party, then within 3 days after the date of mailing the document, the document shall be deemed to have been served and the other Party shall be deemed to have been informed.

Article 12 Miscellaneous

1. Any amendments to this Agreement shall be made by way of a written agreement signed by duly authorized representatives of the Parties, and shall constitute an integral part of this Agreement.

2. The headings contained in this Agreement are for reference only without any effect on the meaning or interpretation of this Agreement.

3. If, in accordance with any relevant law, any one or more of the provisions of this Agreement or any one or more of other legal documents pertaining to this equity transfer are found to be invalid, illegal or unenforceable, then:

(1) the effect, legality and enforceability of other provisions of this Agreement shall be fully effective without being prejudiced or impeded; and other agreements pertaining to this equity transfer than the agreements that are found to be invalid, illegal or unenforceable shall be fully effective, legal and enforceable without being prejudiced or impeded;

(2) the Parties shall promptly replace the invalid, illegal or unenforceable provisions or agreements with legal, valid and enforceable provisions or agreements that express the intention closest to the intention of the invalid, illegal or unenforceable provisions or agreements.

4. This Agreement is made in four counterparts, and each Party holds two counterparts.

5. This Agreement shall become effective upon signing by the legal representatives or legally authorized representatives of the Parties and upon official sealing by the Parties.

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Transferor:

Beijing Lerong Duoyuan Information Technology Co., Ltd. (official seal)

Legal representative:

Transferee:

Shanghai Anquying Technology Co., Ltd. (official seal)

Legal representative: